Filed Pursuant to Rule 424(b)(3)
Registration No. 333-251990

PROSPECTUS SUPPLEMENT

To Prospectus dated February 8, 2021

FUSION FUEL GREEN PLC

10,402,636 CLASS A ORDINARY SHARES (for issuance)

10,759,133 CLASS A ORDINARY SHARES (for resale)

4,372,892 WARRANTS (for resale)

This prospectus supplement supplements the prospectus dated February 8, 2021 (the “Prospectus”) relating to the following securities of Fusion Fuel Green plc, a public limited company incorporated in Ireland (“Parent” or “we,” “us,” “our” or similar terms): (a) the issuance by Parent of (i) an aggregate of 6,640,636 Class A ordinary shares of Parent (“Class A Ordinary Shares”) issuable upon the exercise of warrants of Parent (“Warrants”), each Warrant exercisable for one Class A Ordinary Share at an initial exercise price of $11.50 per share, which Warrants were automatically adjusted pursuant to the terms of then-outstanding HL warrants (“Old HL Warrants”) upon the consummation of the business combination among Parent, HL Acquisitions Corp., and Fusion Welcome – Fuel, S.A. (now known as Fusion Fuel Portugal, S.A.) pursuant to the terms of the amended and restated business combination agreement dated as of August 25, 2020 (“Business Combination Agreement”) and (ii) 3,762,000 Class A Ordinary Shares issuable upon the exercise of Warrants issued by Parent in private placements which Warrants are registered for resale hereunder, to the extent that such Warrants are transferred prior to their exercise (which we refer to herein as the “Transferred Warrants”), and (b) the resale by the selling securityholders named in the Prospectus of an aggregate of up to 4,372,892 Warrants (including up to 1,137,000 Warrants issuable upon the satisfaction of the earnout conditions set forth in the Business Combination Agreement) and an aggregate of up to 10,759,133 Class A Ordinary Shares (including 40,000 Class A Ordinary Shares issuable to our non-employee directors pursuant to director appointment agreements, up to 4,372,892 Class A Ordinary Shares issuable upon the exercise of Warrants (including up to 1,137,000 Warrants issuable upon the satisfaction of the earnout conditions set forth in the Business Combination Agreement), 2,125,000 Class A Ordinary Shares issuable upon the conversion of Class B Ordinary Shares, and up to 1,137,000 Class A Ordinary Shares issuable upon the satisfaction of earnout conditions set forth in the Business Combination Agreement).

We have registered the offer and sale by the selling securityholders named in the Prospectus of the Class A Ordinary Shares and Warrants to satisfy certain registration rights we have granted in favor of such selling securityholders. The selling securityholders may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. See the section of the Prospectus titled “Plan of Distribution” for more information. We will not receive any proceeds from the sale or other disposition of our Class A Ordinary Shares or Warrants by the selling securityholders. We will, however, receive up to $119,630,314 if all of the 10,402,636 Warrants which will be outstanding after the completion of the offering described in the Prospectus (assuming we issue all 1,137,000 Warrants which may be issued to the former Fusion Fuel Shareholders upon the satisfaction of certain earnout conditions) are exercised for cash at an exercise price of $11.50 per share, whether cash exercised by the selling securityholders or by public holders after the resale of the Warrants. We expect to use the proceeds received from the cash exercise of the Warrants, if any, for working capital and other general corporate purposes. See the section of the Prospectus titled “Use of Proceeds”.

This prospectus supplement is being filed to update and supplement the information previously included in the Prospectus with quarterly financial information, operational highlights, and technology updates, which were furnished in the Report on Form 6-K included herein.

You should read this prospectus supplement in conjunction with the Prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our Class A Ordinary Shares and Warrants are listed on the Nasdaq Global Market (“Nasdaq”) under the symbols “HTOO” and “HTOOW,” respectively.

See the section titled “Risk Factors” beginning on page 11 of the Prospectus and page 2 of the Form 20-F incorporated by reference therein to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement of the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 25, 2021

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16 UNDER
THE SECURITIES EXCHANGE ACT OF 1934

For the month of May 2021

Commission File Number: 005-91913

Fusion Fuel Green PLC
(Translation of registrant's name into English)

10 Earlsfort Terrace
Dublin 2, D02 T380, Ireland
(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.
Form 20-F ☒      Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):

Note: Regulation S-T Rule 101(b)(1) only permits the submission in paper of a Form 6-K if submitted solely to provide an attached annual report to security holders.

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):

Note: Regulation S-T Rule 101(b)(7) only permits the submission in paper of a Form 6-K if submitted to furnish a report or other document that the registrant foreign private issuer must furnish and make public under the laws of the jurisdiction in which the registrant is incorporated, domiciled or legally organized (the registrant's "home country"), or under the rules of the home country exchange on which the registrant's securities are traded, as long as the report or other document is not a press release, is not required to be and has not been distributed to the registrant's security holders, and, if discussing a material event, has already been the subject of a Form 6-K submission or other Commission filing on EDGAR.

On May 25, 2021, Fusion Fuel Green PLC (“Company”) hosted a live conference call and webcast to discuss the Company’s financial results for the quarter ended March 31, 2021, along with first quarter operational highlights and technology updates. Additionally, during the webcast, a video of the installation of units in Evora, Portugal was played. The video, a replay of the webcast and the investor presentation used during the webcast, and a quarterly shareholder update letter form the Company’s executive committee, are each available on the Company’s website, fusion-fuel.eu. The shareholder update letter and investor presentation are also attached as Exhibits 99.1 and 99.2 to this Report on Form 6-K, respectively, and are incorporated by reference herein.

The information furnished in this Report on Form 6-K, including the exhibits related thereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liability of such section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

EXHIBIT INDEX

Exhibit Number	Description

99.1	Quarterly Update to Shareholders
99.2	Investor Presentation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Fusion Fuel Green PLC
(Registrant)

Date: May 25, 2021	/s/ Frederico Figueira de Chaves
Frederico Figueira de Chaves
Chief Financial Officer

Exhibit 99.1

Exhibit 99.2

A LL RI G TH S B ELO N G T O FU S I O N - FU EL — ENDLESS ENERGY. UNLIMITED FUTURE.

A LL RI G TH S B ELO N G T O FU S I O N - FU EL 00 — Disclaimer This presentation includes statements of future events, conditions, expectations, and projections of Fusion Fuel Green plc (the “Company”). Such statements are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from its expectations, estimates and projections and, consequently, you should not rely on these forward - looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believe,” “predict,” “potential,” and similar expressions are intended to identify such forward - looking statements. These forward - looking statements include, without limitation, estimates and projections of future performance, which are based on numerous assumptions about sales, margins, competitive factors, industry performance and other factors which cannot be predicted. Such assumptions involve a number of known and unknown risks, uncertainties, and other factors, many of which are outside of the Company’s control, including, among other things: the failure to obtain required regulatory approvals; changes in Portuguese, Spanish, Moroccan, or European green energy plans; the ability to obtain additional capital; field conditions and the ability to increase production capacity; supply chain competition; changes adversely affecting the businesses in which the Company is engaged; management of growth; general economic conditions, including changes in the credit, debit, securities, financial or capital markets; and the impact of COVID - 19 or other adverse public health developments on the Company’s business and operations. Should one or more of these material risks occur or should the underlying assumptions change or prove incorrect, the actual results of operations are likely to vary from the projections and the variations may be material and adverse. The forward - looking statements and projections herein should not be regarded as a representation or prediction that the Company will achieve or is likely to achieve any particular results. The Company cautions readers not to place undue reliance upon any forward - looking statements and projections, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward - looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based. Financial Statement Presentation The Company’s consolidated financial statements are prepared in accordance with International Financial Reporting Standards as adopted by the International Accounting Standards Board (“IFRS”) and are denominated in Euros (“EUR” or “€”). Use of Social Media as a Source of Material News The Company uses, and will continue to use, its LinkedIn profile, website, press releases, and various social media channels, as additional means of disclosing information to investors, the media, and others interested in the Company. It is possible that certain information that the Company posts on social media or its website, or disseminates in press releases, could be deemed to be material information, and the Company encourages investors, the media and others interested in the Company to review the business and financial information that the Company posts on its social media channels, website, and disseminates in press releases, as such information could be deemed to be material information.

A LL RI G TH S B ELO N G T O FU S I O N - FU EL AGE N DA ▪ Focus on Fusion ▪ Q1/2021 Highlights & Financial Review ▪ Business Update ▪ 2021 Milestones ▪ Q&A

A LL RI G TH S B ELO N G T O FU S I O N - FU EL 01 — F O C US O N FUSION

A LL RI G TH S B ELO N G T O FU S I O N - FU EL 01 — F OCU S ON FUSION FUSI O N FUEL INTEGRATED C P V SOL A R - TO - HYDROGEN SOLUTION (O F F G R I D ) R E V O L U TIO N A RY MINIATURIZED ELECTROLYZER TECHNOLOGY MOD U L A R AND SC A L A BL E U NI T S MARKET LEADING L E V E L I ZED C O S T OF GREEN HYDROGEN HIGHLY E X PE R I E N C ED TEAM EXTREMELY H I G H SOL A R - T O - HYDROGEN EFFICIENCY

A LL RI G TH S B ELO N G T O FU S I O N - FU EL 02 — Q 1 HIGHTLI G HTS & FINANCIAL REVIEW

02 — Q1 / 20 21 HIGHLIGHTS A LL RI G TH S B ELO N G T O FU S I O N - FU EL ▪ Revenues of €0.5m and cost of sales of €0.5m – related to the purchase and subsequent sale of custom - made components to production partner ▪ Ca s h a nd ca sh e q u i v a le n t at e n d of Q 1 of € 6 1 . 8 m ▪ Operating loss of €6.5m driven by share - based payment expenses from the business combination agreement ▪ MoU with Grupo Industrial CL to explore a synthetic fuel plant using Fusion Fuel’s green hydrogen ▪ MoU with CEEES to develop green hydrogen fueling infrastructure in Spain ▪ Partnership with BGR Energy Systems for projects in India ▪ MoU with Magnesitas De Rubian to explore a synthetic fuel plant using Fusion Fuel’s green hydrogen ▪ Mo U w i th Z O I L O R I O S t o d e v el o p g r ee n h yd rog e n p ro d u ct i on f o r f i r s t integrated green hydrogen refueling stations in Spain ▪ Commenced the development of utility scale demonstrator at Evora

A LL RI G TH S B ELO N G T O FU S I O N - FU EL 02 — FINA NC I A L REVIEW 1 Revenues for 1Q 2021 are related with the supply of custom - made components to our production partner MagP, S.A. for further processing and production of the HEVO - SOLAR units. This supply is valued at cost of acquisition. 2 In accordance with IFRS 2, the merger is not considered a business combination, but rather as the equivalent of Fusion Fuel issuing shares for the net assets of HL Acquisitions, accompanied by a recapitalization. Because HL Acquisitions is not considered a business, its net assets, mostly cash, are recorded at historical cost with no goodwill or other intangible assets recognized, while the shares issued by the Company to acquire HL Acquisitions are recorded at the fair value of the equity instruments issued. Operations prior to the business combination are those of Fusion Fuel Portugal. The fair value of the Fusion Fuel equity instruments issued to acquire HL Acquisitions is calculated by reference to the market value of the HL equity as of the date of the HL shareholder vote on December 4, 2020. As per IFRS 2, the excess of the value of the equity instruments issued over the net assets of HL Acquisitions (incl. the PIPE) of EUR 177m does not qualify as an intangible asset and is considered to be the cost of listing Fusion Fuel’s shares and is reflected as Listing expenses on Fusion Fuel’s income statement. A detailed breakdown of the listing expenses can be found in the Financial Commentary in the 20 - F section of the 2020 annual report. 3 As part of the merger outlined in 2 above, the Company agreed to a potential additional equity payment to certain former shareholders of Fusion Fuel who became employees of and service providers to the Company. As these awards are dependent on future service being provided to the Company, the Company considers them to be service awards under IFRS 2 and classifies both the expected share and warrant awards in equity with a corresponding compensation expense in the income statement. The shares and warrants expected to be awarded are estimated and measured at grant - date fair value and attributed to the income statement on a straight - line basis from the period from grant to expiration on June 30, 2022. This is a non - cash expense. 4 Derivatives are initially recognized at their fair value on the date the derivative contract and transaction costs are expensed to profit or loss. Warrants are subsequently re - measured at fair value at each reporting date with changes in fair value recognized in profit or loss. The fair value of the tradeable warrants is determined with reference to the prevailing market price for warrants that are trading on the NASDAQ under the ticker HTOOW. The fair value of non - tradeable warrants is determined with reference to the market value of the traded warrants, adjusted for an illiquidity discount of 5%. R E V E N U E S 1 464 - C O ST O F S A LES 1 (464) - T O T A L OP E R A T I NG EX P E NS E S (6,565) (182,601) ( 1 , 4 3 8 ) OP ER A T I NG L O SS (6,565) (182,601) P RE - TAX I NC O ME ( l oss) 9,591 (183,130) o/w fair value movement - warrants 4 14,897 (12,986) KE Y FI N A N C I A L S & FI G U R E S ( € 00 0 ’ S ) o / w t ra n s a c t i o n & li s t i n g e x p e n s e s 2 o/w share - based payment expenses 3 - ( 4 , 8 96) ( 1 7 7 ,1 4 6) 6 1 ,79 6 C A S H & C A S H E Q U I V A LE N T

A LL RI G TH S B ELO N G T O FU S I O N - FU EL 02 — FINA NC I A L REVIEW

A LL RI G TH S B ELO N G T O FU S I O N - FU EL 03 — BUSINES S UPDATE

A LL RI G TH S B ELO N G T O FU S I O N - FU EL 03 — BU SINES S UPDATE 1 — E VOR A P L A NT G O - L I VE 2 — MOUs & HPAs SIGNED 3 — PRODUCTION FACILITY First hydrogen plant go - live is critical to prove industrial scale effectiveness of the solution and to establish bankability of technology Hydrogen plants take time to obtain licenses, permits and to develop. Therefore, multi - year agreements to develop plants are important to deliver on revenue targets Commencement of development of new facility during summer 2021 and delivery of first units from that facility by year - end are important to avoid delays to growth plan There are three key milestones for the Fusion Fuel team in 2021:

A LL RI G TH S B ELO N G T O FU S I O N - FU EL 03 — E VOR A The Evora green hydrogen project is being developed in two phases: 55 60 H E V O - S O L A R u nits PH AS E 1 15 PH AS E 2 40 1 5 H EV O - S O LAR u n it s demonstrating the production of green hydrogen from solar radiation and converting it to electricity at night. 4 0 HE VO - S O LAR un it s to produce green hydrogen to inject into the natural gas network and sell in containers for industrial uses. tons of green hydrogen Fusion Fuel’s utility scale demonstrator facility in Evora will deploy 55 HEVO - SOLAR units and will produce around 60 tons of green hydrogen per year .

A LL RI G TH S B ELO N G T O FU S I O N - FU EL 03 — PROJECT OVE R VI E W A U S T R AL IA C H IL E USA INDIA MIDDL E E AS T M OR R OC O SOUT H E R N EUROPE

A LL RI G TH S B ELO N G T O FU S I O N - FU EL 03 — S PA IN: ELEC N O R Fusion Fuel & Elecnor ▪ M o U t o d e ve l o p gre e n h y dr o g e n p r o j e c t s i n S p a i n u s i ng Fu s i on Fu e l ’s H E VO - S O L A R t e c hno l ogy ▪ Elecnor is one of Spain's leading business groups in the infrastructure, renewable energy, services and new technologies industries, with over 60 years of continuous growth and a presence in 55 countries ▪ Elecnor has a significant presence in the design and construction of industrial process plants, many of which are potential consumers of green hydrogen produced using Fusion Fuel’s technology

A LL RI G TH S B ELO N G T O FU S I O N - FU EL 03 — ME N A: CCC Fusion Fuel & Consolidated Contractors Company ▪ Cooperation Agreement to develop pilot plants to produce green hydrogen in Kuwait, Oman and Qatar ▪ CCC i s a g l oba ll y d i ve rs i f i e d co m pa n y s p e c i a li z i n g in Eng i n ee r i n g a n d C on s t r u c t i on . C CC h a s b e c o m e on e o f t h e leading international contractors with a global commercial footprint ▪ The Middle East represents a significant opportunity for Fusion Fuel, with high levels of solar exposure, strong appetite for green hydrogen projects, and strategic geographic position between Europe and Asia

A LL RI G TH S B ELO N G T O FU S I O N - FU EL 03 — A US TRA LIA : AMPOL Fusion Fuel & Ampol ▪ Heads of Agreement with Ampol to install a demonstrator plant at Ampol’s Lytton refinery site ▪ Installation is expected over the next 12 months and lead to joint business development opportunities in Australia ▪ Ampol is Australia’s leader in transport fuels and has recently announced its ambitious ”Future Energy and Decarbonization Strategy” ▪ Australia’s abundance of solar energy makes it one of the best locations for the HEVO - SOLAR and for the production of competitive green hydrogen

A LL RI G TH S B ELO N G T O FU S I O N - FU EL Fusion Fuel’s Automated Production Facility ▪ Located in Benavente, Portugal ▪ Total production and assembly area of ~15’000 m 2 ▪ S i t u a t e d i n a re g i on w h e re i n d u s t r i a l pr o j e c t s a re eligible for funding support and investment incentives ▪ Installation of the first equipment and initial production lines is targeted to kick - off in the summer of 2021 03 — P R ODU CT I ON FACILITY

A LL RI G TH S B ELO N G T O FU S I O N - FU EL In this spirit, we continues to strengthen and grow our R&D team and we have also entered into two strategic research partnerships in the last quarter : A U S TR A L I A – Un i v e r s i t y o f N e w So u t h Wa l e s Established relationship to pursue the development of new technologies across the hydrogen value - chain . At the heart of Fusion Fuel is a deep commitment to constant technological development – we believe this is critical to maintaining our technology advantage and competitive positioning . GERMANY – Fraunhofer Explore joint development of both new technologies and improvements of existing processes throughout our value chain, including: ▪ I n c re a s i n g C P V s o l a r - to - e l e c t r i c efficiency ▪ Novel hydrogen storage solutions ▪ Synthetic fuels 03 — R&D DE VE L O P M E N T S

A LL RI G TH S B ELO N G T O FU S I O N - FU EL 04 — 2021 MILESTONES

A LL RI G TH S B ELO N G T O FU S I O N - FU EL 0 4 — 2021 MILESTONES 1 — EV O R A P L AN T GO - LIVE P h a s e I u n d e r w a y wi t h f i r st units now installed . Phase II licenses approved, and civil construction kicking - off 2 — MO U s & H PA s SIGNED Several HPAs under discussion and key partnerships established for mid to long - term strategic agenda 3 — P RO D U C TI O N FACILITY R ea l E s t a t e s ec u red a n d renovations to start shortly. On track for installation of initial production lines during 3Q 2021 The three key milestones are well underway: Note: Harvey Balls intended to illustrate degree of project completion

A LL RI G TH S B ELO N G T O FU S I O N - FU EL Q&A